EAGLE BULK SHIPCO LLC
AND SUBSIDIARIES

Management's Report

Responsibility Statement

Consolidated Financial Statements as of and for the Years ended
December 31, 2019 and 2018

Independent Auditors' Report

Management's report

        We are Eagle Bulk Shipco LLC ("Shipco" or "Issuer"), a limited liability company organized under the laws of Marshall Islands on September 20, 2016 together with its wholly-owned subsidiaries of 29 vessel owning entities, (the "Company"). The Company is engaged in the ocean transportation of dry bulk cargoes worldwide through the ownership, charter and operation of dry bulk vessels. The Company's fleet is comprised of Supramax and Ultramax bulk carriers, which are considered to be in the Handymax class of vessels and the Company operates its business in one business segment. The operations of the vessels are managed by Eagle Bulk Management LLC, a wholly-owned subsidiary of Eagle Bulk Shipping Inc. (the "Parent Company"). Shipco is a wholly-owned subsidiary of the Parent Company.

Market Overview

In 2019, drybulk demand increased by 1.2% compared to an increase of 2.7% in 2018. The lower demand growth in 2019 was primarily driven by a contraction in iron ore trade, largely resulting from the Vale dam disaster, as well as a slowdown in growth for other drybulk commodities. The Baltic Supramax Index ("BSI"), which is an index published by the Baltic Exchange which tracks the gross time charter spot value for Supramax vessels, averaged $9,948 for 2019 compared to $11,487 for 2018.

In 2020 to date, the charter hire rates have been significantly impacted by various seasonal factors such as Chinese New Year and the coronavirus ("COVID-19") pandemic which caused temporary closure of factories and other facilities in China and impacted the global economy. We believe that it is a contributing factor to the lower charter hire rates in 2020 thus far and may continue to result in lower global demand for cargoes such as coal and iron ore. The depressed dry bulk rates may cause temporary decline in vessel values. In addition, the spread of COVID-19 may have operational risks for our business. Operational risks include delays in transferring cargo, offhire time resulting from delays due to quarantine regulations and delays in ports as a result of additional restrictions and protocols; expenses resulting from quarantine regulations of the affected crew members and resulting crew changes; delays in drydocking and scrubber installations for our vessels in shipyards most of which are in China and delays in receipt of charter revenues.

We have instituted measures to reduce the risk of spread of COVID-19 for our crew members on our vessels as well as our on shore offices in Stamford, Connecticut, Singapore and Copenhagen. However, if the COVID-19 pandemic continues to impact the global economy on a prolonged basis, or becomes more severe, the rate environment in the dry bulk market and our vessel values may deteriorate further and our operations and cash flows may be negatively impacted.

The newbuilding deliveries for 2020 are expected to continue at moderate levels, with the orderbook as of March 2020, standing at approximately 8.9% of the total drybulk fleet, with the orderbook for the Supramax/Ultramax segment at 6.3% of the on-the-water fleet. Global GDP growth for 2020 is expected to be negatively affected by the COVID-19 pandemic and aggregate demand, supply and dry bulk trade. The International Monetary Fund ("IMF") originally forecast global growth of 3.3% in January, but has since indicated an expectation that 2020 growth will be lower than in 2019 (which came in at 2.9%). The degree of downward pressure will be subject to continued revision based on the duration and intensity of the pandemic. Drybulk trade, which tends to be correlated to global GDP, is expected to grow by approximately 1.9% in 2020, driven by a rebound in iron ore, and continued strong growth in bauxite, along with modest increases in coal, grain, and other minor bulk commodities.

Results of operations for years ended December 31, 2019 and 2018

        Revenues, net for the year ended December 31, 2019 were $112.7 million compared to $146.2 million for the year ended December 31, 2018. Revenues, net decreased by 23% compared to the prior year ended December 31, 2018 primarily due to a decrease in charter hire rates and a decrease in available days due to sale of vessels and offhire related to scrubber installations. During 2019, the Company sold four vessels and purchased one Ultramax vessel, the Shanghai Eagle, which was delivered in November 2019.

        Voyage expenses for the years ended December 31, 2019 and 2018 were $30.0 million and $33.0 million, respectively. Voyage expenses have primarily decreased due to a decrease in bunker consumption due to a decrease in available days as well as a decrease in bunker prices year over year.

Vessel expenses for the years ended December 31, 2019 and 2018 were $42.3 million and $48.1 million, respectively. The decrease in vessel expenses is attributable to the sale of four Supramax vessels during 2019, and one Supramax vessel in 2018, marginally offset by the purchase of one Ultramax vessel in the fourth quarter of 2019. The ownership days for the year ended December 31, 2019 were 8,873 compared to 10,108 for the prior year ended December 31, 2018.

Average daily vessel operating expenses for our fleet for the year ended December 31, 2019 were $4,769 compared to $4,757 for the year ended December 31, 2018.

Depreciation and amortization expense for the years ended December 31, 2019 and 2018 was $20.4 million and $20.9 million, respectively. Total depreciation and amortization expense for the year ended December 31, 2019 includes $16.4 million of vessel depreciation expense and $4.0 million relating to the amortization of deferred drydocking costs. Comparable amounts for the year ended December 31, 2018 were $17.1 million of vessel depreciation expense and $3.8 million of amortization of deferred drydocking costs. The decrease in vessel depreciation expense is primarily due to the sale of four Supramax vessels during 2019 and one Supramax vessel in 2018, marginally offset by the purchase of one Ultramax vessel in the fourth quarter of 2019.

Interest expense for the year ended December 31, 2019 was $17.6 million compared to $17.8 million in the prior year. The decrease in interest expense is due to bond repayments of $8.0 million during the year.

For the year ended December 31, 2019, the Company reported a net loss of $6.4 million, compared to net income of $11.0 million for the year ended December 31, 2018.

        As of December 31, 2019, the Company's total assets were $391.4 million. Total fleet book value was $343.2 million, which increased by $13.0 million primarily due to the acquisition of the Shanghai Eagle and the installation of exhaust gas scrubbers and BWTS on our vessels, offset by the sales of the vessels, Thrasher and Kestrel, and vessel depreciation.

        Cash, cash equivalents and restricted cash totaled $11.9 million at December 31, 2019, compared to $30.2 million in the prior year. In 2019, the Company had net cash provided by operating activities of $7.5 million. Net cash used in investing activities for the year ended December 31, 2019 was $12.2 million. During 2019, the Company purchased one Ultramax vessel for $20.2 million and paid $22.4 million for the purchase and installation of scrubbers and ballast water treatment systems, offset by the proceeds from the sale of four vessels for $29.6 million. Net cash flows used in financing activities was $13.5 million primarily due to $8.0 million in principal repayments on the Norwegian Bond Debt and a dividend distribution of $5.5 million to the Parent Company which represents 50% of the net profit earned by the Company for the year ended December 31, 2018.

The following are certain significant events which occurred during 2019:

•For the year ended December 31, 2019, the Company sold four vessels (Condor, Merlin, Thrasher, and Kestrel) for total net proceeds of $29.6 million after brokerage commissions and associated selling expenses. The Company recorded a net gain of $5.7 million from the sale of the four vessels in its Consolidated Statement of Operations for the year ended December 31, 2019.

•During the third quarter of 2019, the Company entered into an agreement to purchase one Ultramax vessel. The purchase price for the vessel was $20.2 million. The Company took delivery of the vessel, Shanghai Eagle in November 2019.

Vessel upgrades - scrubbers and ballast water systems

On August 14, 2018, the Company entered into a contract for the installation of ballast water treatment systems ("BWTS") on 23 of our owned vessels. The projected costs, including installation, is approximately $0.5 million per BWTS. The Company intends to complete the installation during scheduled drydockings. As of December 31, 2019, the Company completed installation of BWTS on six vessels and recorded $2.6 million in Vessels and vessel improvements in the Consolidated Balance Sheet. Additionally, the Company recorded $1.3 million as advances paid for BWTS as a noncurrent asset in the Consolidated Balance Sheet as of December 31, 2019.

We have implemented a comprehensive approach to compliance with IMO regulations that limit sulfur emissions from vessels to 0.5% down from 3.5% on a global basis to improve air quality. Shipco is fully committed to compliance with the IMO 2020 sulfur regulations and believe that fitting scrubbers is the most cost-effective approach to achieve compliance for the majority of the ships in our fleet. The balance of our fleet will achieve compliance through the consumption of compliant fuels.

On September 4, 2018, the Company entered into a series of agreements to purchase up to 15 scrubbers, which are to be fitted on the Company's vessels. The projected costs, including installation, is approximately $2.2 million per scrubber system. The Company completed installation of 10 scrubbers as of December 31, 2019 and recorded $21.2 million in Vessel and vessel improvements in the Consolidated Balance Sheet. Additionally, the Company recorded $6.8 million as advances paid for scrubbers as a noncurrent asset in the Consolidated Balance Sheet as of December 31, 2019. Subsequent to the year end, Shipco completed installation of the remaining 5 scrubbers during the first quarter of 2020.

We believe we are uniquely positioned to maximize on the fuel cost spread benefit due to the scale of our scrubber fitted fleet combined with our active commercial management approach to trading and commercial platform. While we historically have traded to many smaller ports, we are able to adjust our trading patterns around major bunkering hubs, where high sulfur fuel oil is expected to be readily available at the most attractive pricing.

Business Strategy and Outlook:

        We believe our balance sheet allows us the flexibility to opportunistically make investments in the drybulk segment that will drive shareholder growth. In order to accomplish this, we intend to:

•Maintain a highly efficient and quality fleet in the drybulk segment;
•Maintain a revenue strategy that takes advantage of a rising rate environment and at the same time mitigate risk in a declining rate environment
•Maintain a cost structure that allow us to be competitive in all economic cycles without sacrificing safety and maintenance;
•Continue to grow our relationships with our charterers and vendors; and
•Continue to invest in our on-shore operations.

Our financial performance is based on the following key elements of our business strategy:

(1)Concentration in one vessel category: Supramax/Ultramax drybulk vessels, which we believe offer certain size, operational and geographical advantages relative to other classes of drybulk vessels, such as Handysize, Panamax and Capesize vessels,

(2)An active owner-operator model where we seek to operate our own fleet and develop contractual relationships directly with cargo interests. These relationships and the related cargo contracts have the dual benefit of providing greater operational efficiencies and act as a balance to the Company’s naturally long position to the market. Notwithstanding the focus on voyage chartering, we consistently monitor the drybulk shipping market and, based on market conditions, will consider taking advantage of long-term time charters at higher rates when appropriate.

(3)Maintain high quality vessels and improve standards of operation through improved standards and procedures, crew training and repair and maintenance procedures.

Risk Factors:

The drybulk shipping industry is highly cyclical and seasonal. In addition, due to the fast-changing short-term supply-demand dynamics, charter hire rates can be extremely volatile, leading to large potential swings in financial results and profitability.  Fluctuations in charter rates result from changes in the supply of, and demand for, vessel capacity and changes in the supply of, and demand for, drybulk commodities. Because the factors affecting supply-demand are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable. If charter rates remain low for any significant period of time, this will have an adverse effect on our revenues, profitability, cash flows, and our ability to comply with the financial covenants in our loan agreements.

Beginning January 1, 2020, we have transitioned to consuming IMO compliant fuel on our vessels that are not equipped with scrubbers and when our scrubbers may be not used. Our fuel and inventory costs may increase as a result of these regulations. Low sulfur fuel oil ("VLSFO") is more expensive than high sulfur fuel oil ("HSFO") and may become more expensive or difficult to obtain based on demand. If the cost differential between the low and high sulfur fuel is significantly higher than anticipated, or if the low sulfur fuel is not available at certain ports on certain trading routes, it may not be feasible or competitive to operate our non-scrubber fitted ships or without incurring deviation time to obtain compliant fuel. Conversely, if the cost differential between the low sulfur fuel and high sulfur fuel is significantly lower than anticipated, we may not realize the economic benefits or recover the cost of the scrubbers we have installed. The occurrence of any of the foregoing events may have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends. In addition, a number of countries have imposed restrictions on the discharge of wash water from open loop scrubbers within their port limits. While there are no restrictions on using open loop scrubbers outside of port limits, any changes in these regulations or more stringent standards globally could impact the use of open loop scrubbers going forward.

We believe the COVID-19 pandemic has negatively affected our business and could continue to do so. COVID-19 is a respiratory illness that can spread from person to person. The virus was first identified during an investigation into an outbreak in Wuhan, China. The COVID-19 has resulted in reduced industrial activity in China, with temporary closures of factories and other facilities, and we believe it is a contributing factor along with seasonal factors to lower drybulk rates in 2020 thus far, given lower demand for some of the cargoes we carry, including cement and steel. Moreover, because our vessels travel to ports in China and other countries in which cases of COVID-19 have been reported, we may face risks to our personnel and operations. Such risks include delays in the loading and discharging of cargo on or from our vessels, offhire time due to quarantine regulations, delays and expenses in finding substitute crew members if any of our vessels’ crew members become infected, and delays in drydocking if insufficient shipyard personnel are working due to quarantines. Although our P&I insurance would cover for certain costs relating to a quarantine situation, including costs of providing medical care and repatriation expenses to affected crew members, transportation expenses for substitute crew members, and in certain cases the cost of disinfecting a vessel affected by an infectious disease and certain limited incremental operating expenses incurred as a direct consequence of an outbreak of infectious disease onboard a vessel, we may incur additional expenses related to medical treatment and cleaning and disinfecting our ships. Pandemics may also affect personnel operating payment systems through which we receive revenues from the chartering of our vessels or pay for our expenses, resulting in delays in payments. At present, it is not possible to ascertain the overall impact of the COVID-19 on our business. However, the occurrence of any of the foregoing events or other pandemic or an increase in the severity or duration of the COVID-19 could have a material adverse effect on our business, results of operations, cash flows, financial condition, values of our vessels, and ability to pay dividends.

Please refer to the Annual Report on Form 10-K filed with the SEC by our Parent Company, Eagle Bulk Shipping Inc., on March 12, 2020, for a discussion of additional risk factors.

Corporate Governance and Social Responsibility:

        Shipco and its subsidiaries are subject to same corporate governance and social responsibility as the Parent Company, Eagle Bulk Shipping Inc. The current charters describing the nature and scope of the responsibilities of the Audit Committee and the Governance Committee are posted on our website at www.eagleships.com under the headings “Investor Relations-Corporate Governance”.

Our Fleet

The 24 vessels in our owned fleet as of December 31, 2019 are fitted with cargo cranes and cargo grabs that enable our vessels to load and unload cargo in ports that do not have shore-side cargo handling infrastructure in place. Our owned vessels are flagged in the Marshall Islands and are employed on time and voyage charters. Our owned fleet as of December 31, 2019 included the following vessels:

Vessel	Class	Dwt	Year Built

Bittern	Supramax	57,809	2009
Canary	Supramax	57,809	2009
Cardinal	Supramax	55,362	2004
Crane	Supramax	57,809	2010
Crested Eagle	Supramax	55,989	2009
Crowned Eagle	Supramax	55,940	2008
Egret Bulker	Supramax	57,809	2010
Goldeneye	Supramax	52,421	2002
Hawk I	Supramax	50,296	2001
Jaeger	Supramax	52,483	2004
Oriole	Supramax	57,809	2011
Osprey I	Supramax	50,206	2002
Owl	Supramax	57,809	2011
Petrel Bulker	Supramax	57,809	2011
Puffin Bulker	Supramax	57,809	2011
Roadrunner Bulker	Supramax	57,809	2011
Sandpiper Bulker	Supramax	57,809	2011
Shanghai Eagle	Ultramax	63,438	2016
Shrike	Supramax	53,343	2003
Singapore Eagle	Ultramax	63,386	2017
Skua	Supramax	53,350	2003
Stamford Eagle	Ultramax	61,530	2016
Stellar Eagle	Supramax	55,989	2009
Tern	Supramax	50,209	2003

Responsibility statement

We confirm, to the best of our knowledge, that the financial statements for the years ended December 31, 2019 and 2018 have been prepared in accordance with current applicable accounting standards, and give a true and fair view of the assets, liabilities, financial position and profit for the Issuer and the Company taken as a whole.

We also confirm that the Management report includes a true and fair review of the development and performance of the business and the position of the Issuer and the Company, together with a description of the principal risks and uncertainties facing the entity and the group.

Stamford, CT USA, 28 April 2020

The Management of Eagle Bulk Shipco LLC

/s/ Gary Vogel	President and Chief Executive Officer (Principal Executive Officer)
Gary Vogel

/s/ Frank De Costanzo	Vice President, Secretary and Chief Financial Officer (Principal Financial and Accounting Officer)
Frank De Costanzo

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Eagle Bulk Shipping Inc.

We have audited the accompanying consolidated financial statements of Eagle Bulk Shipco LLC and its subsidiaries (the "Company"), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive (loss)/income, changes in stockholder's equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Bulk Shipco LLC and its subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
New York, New York
April 28, 2020

EAGLE BULK SHIPCO LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018
ASSETS:
Current assets:
Cash and cash equivalents	$6,444,499	$19,273,740
Restricted cash - current	5,471,470	—
Accounts receivable, net of a reserve of $1,656,267 and $1,290,708, respectively	9,272,790	9,145,026
Accounts receivable - related party	—	2,620,894
Prepaid expenses	1,162,068	1,342,765
Inventories	7,431,172	8,411,747
Vessels held for sale	—	8,458,444
Other current assets	231,040	421,944
Total current assets	30,013,039	49,674,560
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $91,003,680 and $80,546,985, respectively	343,187,687	330,215,290
Restricted cash - noncurrent	—	10,878,968
Deferred drydocking costs, net	9,975,466	6,386,377
Deferred financing costs - Super Senior Revolver Facility	166,111	285,342
Advances for scrubbers and ballast water systems and other assets	8,032,399	8,545,916
Total noncurrent assets	361,361,663	356,311,893
Total assets	$391,374,702	$405,986,453
LIABILITIES & STOCKHOLDER'S EQUITY:
Current liabilities:
Accounts payable	$4,760,789	$6,521,222
Accrued interest	1,415,333	1,489,917
Other accrued liabilities	9,389,183	3,687,075
Unearned charter hire revenue	1,917,822	1,871,261
Current portion of long-term debt - Norwegian Bond Debt	8,000,000	8,000,000
Total current liabilities	25,483,127	21,569,475
Noncurrent liabilities:
Norwegian Bond Debt, net of debt discount and debt issuance costs	175,867,310	182,469,155
Total noncurrent liabilities	175,867,310	182,469,155
Total liabilities	201,350,437	204,038,630
Commitment and contingencies
Stockholder's equity:
Common shares, zero par value, 100 shares authorized and issued	—	—
Paid-in Capital	360,092,997	365,592,997
Accumulated Deficit	(170,068,732)	(163,645,174)
Total Stockholder's equity	190,024,265	201,947,823
Total liabilities and Stockholder's equity	$391,374,702	$405,986,453

         The accompanying notes are an integral part of these Consolidated Financial Statements

EAGLE BULK SHIPCO LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS)/INCOME

	For the Years Ended
	December 31, 2019	December 31, 2018
Revenues, net	$112,696,806	$146,197,510

Voyage expenses	29,980,177	32,969,227
Vessel expenses	42,317,014	48,086,046
Depreciation and amortization	20,424,424	20,941,306
General and administrative expenses	15,276,945	15,704,747
Gain on sale of vessels	(5,677,504)	(131,199)
Total operating expenses, net	102,321,056	117,570,127

Operating income	10,375,750	28,627,383

Interest expense	17,590,550	17,825,677
Interest income	(786,516)	(160,547)
Other income, net	(4,726)	(42,634)
Total other expenses, net	16,799,308	17,622,496
Net (loss)/income and comprehensive (loss)/income	$(6,423,558)	$11,004,887

         The accompanying notes are an integral part of these Consolidated Financial Statements

           EAGLE BULK SHIPCO LLC AND SUBSIDIARIES

         CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

	Common shares amount	Paid-in Capital	Accumulated Deficit	Total Stockholder's Equity

Balance at January 1, 2018	—	$365,592,997	$(174,094,047)	$191,498,950
Cumulative effect of accounting change*	—	—	(556,014)	(556,014)
Net income	—	—	11,004,887	11,004,887
Balance at December 31, 2018	—	365,592,997	(163,645,174)	201,947,823
Net loss	—	—	(6,423,558)	(6,423,558)
Cash distribution to the Parent Company	—	(5,500,000)	—	(5,500,000)
Balance at December 31, 2019	—	$360,092,997	$(170,068,732)	$190,024,265

*The opening accumulated deficit has been adjusted on January 1, 2018 in connection with the adoption of Accounting Standards Update 2014-09 ("ASC 606").

The accompanying notes are an integral part of these Consolidated Financial Statements

           EAGLE BULK SHIPCO LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31, 2019	December 31, 2018
Cash flows from operating activities:
Net (loss)/income	$(6,423,558)	$11,004,887
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Depreciation	16,394,992	17,158,251
Amortization of deferred drydocking costs	4,029,432	3,783,055
Amortization of debt discount and debt issuance costs	1,538,467	1,279,894
Net unrealized loss on fair value of derivatives	—	(73,170)
Drydocking expenditures	(7,985,230)	(3,639,118)
Gain on sale of vessels	(5,677,504)	(131,199)
Changes in operating assets and liabilities:
Accounts receivable and accounts receivable - related party	3,221,681	(2,447,509)
Prepaid expenses	180,697	(825,920)
Inventories	980,575	(1,236,858)
Accounts payable	498,288	269,072
Accrued interest	(74,584)	(76,416)
Other current assets	190,904	37,308
Accrued expenses	609,293	(531,074)
Unearned revenue	46,561	(1,340,270)
Net cash provided by operating activities	7,530,014	23,230,933

Cash flows from investing activities:
Vessel purchases and improvements	(20,156,981)	(132,277)
Cash paid for scrubbers and ballast water treatment systems	(22,432,291)	(5,631,180)
Proceeds from hull and machinery claims	782,181	—
Proceeds from sale of vessels	29,561,419	10,721,695
Net cash (used in)/provided by investing activities	(12,245,672)	4,958,238

Cash flows from financing activities:
Repayment of Norwegian Bond Debt	(8,000,000)	(4,000,000)
Cash Distribution to the Parent Company	(5,500,000)	—
Other financing costs	(21,081)	(1,780,468)
Net cash used in financing activities	(13,521,081)	(5,780,468)
Net (decrease)/increase in cash and cash equivalents and restricted cash	(18,236,739)	22,408,703
Cash and cash equivalents and restricted cash at beginning of period	30,152,708	7,744,005
Cash and cash equivalents and restricted cash at end of period	$11,915,969	$30,152,708

Supplemental cash flow information:
Cash paid during the period for interest	$16,126,667	16,500,000
Non-cash accruals for Scrubbers and ballast water systems included in Accounts payable and other accrued liabilities	$5,245,533	$2,914,736
Non-cash accruals for management fees to be paid to the Parent Company on sale and purchase of vessels included in Accounts payable	$201,562	$—
Accrued debt issuance costs at end of period	$—	$19,942

The accompanying notes are an integral part of these Consolidated Financial Statements.

           EAGLE BULK SHIPCO LLC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1. General Information:

        The accompanying consolidated financial statements include the accounts of Eagle Bulk Shipco LLC ("Shipco" or "Issuer"), a limited liability company organized under the laws of Marshall Islands on September 20, 2016, and its wholly-owned subsidiaries of 29 vessel owning entities (collectively, the "Company"). The Company is engaged in the ocean transportation of dry bulk cargoes worldwide through the ownership, charter and operation of dry bulk vessels. The Company's fleet is comprised of Supramax and Ultramax bulk carriers, which are considered to be in the Handymax class of vessels and the Company operates its business in one business segment. The operations of the vessels are managed by Eagle Bulk Management LLC, a wholly-owned subsidiary of Eagle Bulk Shipping Inc. (the "Parent Company").  Shipco is a wholly-owned subsidiary of the Parent Company.

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

        As of December 31, 2019, the Company owned and operated a modern fleet of 24 oceangoing vessels, 21 Supramax and three Ultramax, with a combined carrying capacity of 1,352,032 dwt and an average age of approximately 10.9 years.

There are no charterers for the Company that individually accounted for more than 10% of the Company’s revenue for the years ended December 31, 2019 and 2018.

        Share capital as of December 31, 2019 consists of 100 authorized and issued shares with no par value. The shares were issued to the Parent Company as its sole member.

Note 2. Significant Accounting Policies:

(a)
Basis of presentation: The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and include the accounts of Eagle Bulk Shipco LLC and its wholly-owned subsidiaries. All intercompany balances and transactions were eliminated upon consolidation.

(b)
Use of Estimates: The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include vessel valuation, residual value of vessels, the useful lives of vessels, allocation of Parent Company's general and administrative expenses and the fair value of derivatives. Actual results could differ from those estimates.

(c)
Cash, Cash Equivalents and Restricted Cash: The Company considers highly liquid investments such as time deposits and certificates of deposit with an original maturity of three months or less at the time of purchase to be cash equivalents. Restricted Cash, current and noncurrent as of December 31, 2019 and 2018 was $5.5 million and $10.9 million, respectively. Restricted cash balance relates to the proceeds from the sale of vessels, which was restricted pursuant to the terms of the under the Norwegian Bond Debt. Please see Note 6 Debt to the consolidated financial statements for additional information. The following table provides a reconciliation of cash, cash equivalents and restricted cash within the Consolidated Balance Sheets that sum to the total amounts shown in the Consolidated Statements of Cash Flows:

	December 31, 2019	December 31, 2018
Cash and cash equivalents	$6,444,499	$19,273,740
Restricted cash - current	5,471,470	—
Restricted cash - noncurrent	—	10,878,968
	$11,915,969	$30,152,708

(d)
Accounts Receivable: Accounts receivable includes receivables from charterers and related parties for hire and voyage charterers. At each balance sheet date, all potentially uncollectible accounts are assessed for purposes of determining the appropriate provision for doubtful accounts.

(e)
Insurance Claims: Insurance claims are recorded as incurred and represent the claimable expenses, net of deductibles, incurred through each balance sheet date, which are expected to be recovered from insurance companies.

(f)	Inventories: Inventories, which consist of bunkers, are stated at cost which is determined on a first-in, first out method. Lubes and spares are expensed as incurred.
(g)
Vessels and vessel improvements, at cost: Vessels are stated at cost, which consists of the contract price, and other direct costs relating to acquiring and placing the vessels in service. Major vessel improvements such as scrubbers and ballast water treatment systems are capitalized and depreciated over the remaining useful lives of the vessels. Additionally, any fees paid to the Parent Company and its wholly-owned subsidiaries in relation to the purchase of vessels is added to the vessels' cost basis and depreciated over the remaining useful lives of the vessels. Refer to Note 3 Vessels and vessel improvements and Note 7 Related Party Transactions to the consolidated financial statements for further discussion. Depreciation is calculated on a straight-line basis over the estimated useful lives of the vessels based on the cost of the vessels reduced by the estimated scrap value of the vessels as discussed below.

(h)
Vessel lives and Impairment of Long-Lived Assets: The Company estimates the useful life of the Company's vessels to be 25 years from the date of initial delivery from the shipyard to the original owner. The useful lives of the Company's vessels are evaluated to determine if events have occurred which would require modification to their useful lives. In addition, the Company estimates the scrap value of the vessels to be $300 per light weight ton ("lwt").

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When the estimate of undiscounted cash flows, excluding interest charges, expected to be generated by the use of the asset is less than its carrying amount, the Company will evaluate the asset for an impairment loss. Measurement of the impairment loss is based on the fair value of the asset as provided by third parties. In this respect, management regularly reviews the carrying amount of the vessels in connection with the estimated recoverable amount for each of the Company's vessels. We did not recognize a vessel impairment charge for the years ended December 31, 2019 and 2018.
(i)
Accounting for Drydocking Costs: The Company follows the deferral method of accounting for drydocking costs whereby actual costs incurred are deferred and are amortized on a straight-line basis over the period through the date the next drydocking is required to become due, generally 30 months if the vessels are 15 years old or more and 60 months for the vessels younger than 15 years. Costs deferred as part of the drydocking include direct costs that are incurred as part of the drydocking to meet regulatory requirements. Certain costs are capitalized during drydocking if they are expenditures that add economic life to the vessel, increase the vessel’s earnings capacity or improve the vessel’s efficiency. Direct costs that are deferred include the shipyard costs, parts, inspection fees, steel, blasting and painting. Expenditures for normal maintenance and repairs, whether incurred as part of the drydocking or not, are expensed as incurred. Unamortized drydocking costs of vessels that are sold are written off and included in the calculation of the resulting gain or loss in the year of the vessels’ sale. Unamortized drydocking costs are written off as drydocking expense if the vessels are drydocked before the expiration of the applicable amortization period.

(j)
Deferred Financing Costs: Fees incurred for obtaining new loans or refinancing existing ones are deferred and amortized to interest expense over the life of the related debt using the effective interest method. Unamortized deferred financing costs are written off when the related debt is repaid or refinanced and such amounts are expensed in the period the repayment or refinancing is made. Such amounts are classified as a reduction of the long-term debt balance on the consolidated balance sheets. For our Super Senior Revolver Facility, as no amounts have been drawn, deferred financing fees of $0.2 million and $0.3 million have been classified as a noncurrent asset on the Consolidated Balance Sheets as of December 31, 2019 and December 31, 2018, respectively.

(k)
Accounting for Revenues and Expenses: Revenues generated from time charters and/or revenues generated from profit sharing arrangements are recognized on a straight-line basis over the term of the respective time charter agreements as service is provided and the profit sharing is fixed and determinable.

Under voyage charters, voyage revenues for cargo transportation are recognized ratably over the estimated relative transit time of each voyage. Voyage revenue is deemed to commence upon the commencement of loading operations and is deemed to end upon the completion of discharge of the current cargo, provided an agreed non-cancellable charter between the Company and the charterer is in existence, the charter rate is fixed and determinable, and collectability is reasonably assured. Under voyage charters, voyage expenses such as bunkers, port charges, canal tolls and cargo handling operations are paid by the Company whereas, under time charters, such voyage costs are paid by the Company's customers. Vessel operating costs include crewing, vessel maintenance and vessel insurance. Brokerage commissions under voyage or time charters are included in voyage expenses. All voyage and vessel operating expenses are expensed as incurred on an accrual basis, except for commissions. Commissions are recognized over the related time or voyage charter period since commissions are earned as the Company's revenues are earned. Probable losses on voyages are provided for in full at the time such loss can be estimated.

We adopted ASC 606 as of January 1, 2018 utilizing the modified retrospective method of transition. We recorded an adjustment of approximately $0.6 million to increase our opening accumulated deficit and increase our unearned revenue and other current assets as well as to decrease accounts receivable on our Consolidated Balance Sheet on January 1, 2018.

We adopted Accounting Standards Update 2016-02, "Leases", ("ASC 842") on January 1, 2019. The adoption of ASC 842 did not have material impact on the consolidated financial statements of the Company.
(l)
Accounting for general and administrative expenses: General and administrative expenses represent direct expenses incurred by the Company such as legal and audit fees as well as the technical and management fees and overhead allocation owed by the Company under the existing management agreements to the Parent Company and its other wholly-owned subsidiaries. Upon commencement of the management agreements, such costs are payable to the Parent Company, or other wholly-owned subsidiaries of the Parent Company.

(m)
Unearned Charter Hire Revenue: Unearned charter hire revenue represents cash received from charterers prior to the time such amounts are earned. These amounts are recognized as revenue as services are provided in future periods.

(n)	Repairs and Maintenance: All repair and maintenance expenses are expensed as incurred and are recorded in Vessel expenses.
(o)
Protection and Indemnity Insurance: The Company’s Protection and Indemnity Insurance is subject to additional premiums referred to as "back calls" or "supplemental calls" which are accounted for on an accrual basis and are recorded in Vessel expenses.

(p)
Federal Taxes: The Company is a Republic of the Marshall Islands Corporation and is a disregarded entity for US tax purposes and therefore not subject to United States federal taxes on United States source shipping income.

Impact of Recently Adopted Accounting Standards
Leases
On January 1, 2019, the Company adopted ASC 842. ASC 842 revises the accounting for leases. Under the new lease standard, lessees are required to recognize a right-of-use asset and a lease liability for substantially all leases. The new lease standard will continue to classify leases as either financing or operating, with classification affecting the pattern of expense recognition. The accounting applied by a lessor under the new guidance will be substantially equivalent to current lease accounting guidance.

The following are the type of contracts that fall under ASC 842:

Time charter out contracts

Our shipping revenues are principally generated from time charters and voyage charters. In a time charter contract, the vessel is hired by the charterer for a specified period of time in exchange for consideration which is based on a daily hire rate. The charterer has the full discretion over the ports visited, shipping routes and vessel speed. The contract/charter party generally provides typical warranties regarding the speed and performance of the vessel. The charter party generally has some owner protective restrictions such that the vessel is sent only to safe ports by the charterer, subject always to compliance with applicable sanction laws, and carry only lawful or non-hazardous cargo. In a time charter contract, the Company is responsible for all the costs incurred for running the vessel such as crew costs, vessel insurance, repairs and maintenance and lubes. The charterer bears the voyage related costs such as bunker expenses, port charges and canal tolls during the hire period. The performance obligations in a time charter contract are satisfied over the term of the contract beginning when the vessel is delivered to the charterer until it is redelivered back to the Company. The charterer generally pays the charter hire in advance of the upcoming contract period. The Company determined that all time charter contracts are considered operating leases and therefore fall under the scope of ASC 842 because: (i) the vessel is an identifiable asset; (ii) the Company does not have substantive substitution rights; and (iii) the charterer has the right to control the use of the vessel during the term of the contract and derives the economic benefits from such use.

The transition guidance associated with ASC 842 allows for certain practical expedients to the lessors. The Company elected not to separate the lease and non-lease components included in the time charter revenue because the pattern of revenue recognition for the lease and non-lease components (included in the daily hire rate) is the same. The daily hire rate represents the hire rate for a bare boat charter as well as the compensation for expenses incurred running the vessel such as crewing expense, repairs, insurance, maintenance and lubes. Both the lease and non-lease components are earned by passage of time.

The adoption of ASC 842 did not materially impact our accounting for time charter out contracts. The revenue generated from time charter out contracts is recognized on a straight-line basis over the term of the respective time charter agreements, which are recorded as part of revenues, net in our Consolidated Statements of Operations for the years ended December 31, 2019 and 2018.

Time charter in contracts

The Company did not have any time charter in contracts as of January 1, 2019 and for the year ended December 31, 2019 which would have resulted in recognition of right-of-use assets and the corresponding liabilities on the Consolidated Balance sheet for time charter in contracts greater than 12 months on the date of adoption of ASC 842. The Company elected the practical expedient of ASC 842 that allows for time charter in contracts with an initial lease term of less than 12 months to be excluded from the operating lease right-of-use assets and lease liabilities recognized on our Consolidated Balance Sheet as of January 1, 2019. The Company did not have any time charter in contracts less than 12 months on the date of adoption and for the year ended December 31, 2019.

Under ASC 842, leases are classified as either finance or operating arrangements, with such classification affecting the pattern and classification of expense recognition in an entity's income statement. For operating leases, ASC 842 requires recognition in an entity’s income statement of a single lease expense, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis. Right-of-use assets represent a right to use an underlying asset for the lease term and the related lease liability represents an obligation to make lease payments pursuant to the contractual terms of the lease agreement.

In connection with its adoption of ASC 842, the Company elected the "package of 3" practical expedients permitted under the transition guidance, which exempts the Company from reassessing:

•whether any expired or existing contracts are or contain leases.
•any expired or existing lease classifications
•initial direct costs for any existing lease.

Additionally, the Company elected, consistent with the practical expedient allowed under the transition guidance of ASC 842 to not separate the lease and non-lease components related to a lease contract and to account for them instead as a single lease component for the purposes of the recognition and measurement requirements of ASC 842.

Revenue Recognition
Our shipping revenues are principally generated from time charters and voyage charters. In a time charter voyage, the vessel is hired by the charterer for a specified period of time in exchange for consideration which is based on a daily hire rate. The charterer has the full discretion over the ports visited, shipping routes and vessel speed. The contract/charter party generally provides typical warranties regarding the speed and performance of the vessel. The charter party generally has some owner protective restrictions such that the vessel is sent only to safe ports by the charterer and carry only lawful or non hazardous cargo. In a time charter contract, the Company is responsible for all the costs incurred for running the vessel such as crew costs, vessel insurance, repairs and maintenance and lubes. The charterer bears the voyage related costs such as bunker expenses, port charges, canal tools during the hire period. The performance obligations in a time charter contract are satisfied over term of the contract beginning when the vessel is delivered to the charterer until it is redelivered back to the Company. The charterer generally pays the charter hire in advance of the upcoming contract period. The time charter contracts are considered operating leases and therefore do not fall under the scope of ASC 606 because (i) the vessel is an identifiable asset (ii) the Company does not have substantive substitution rights and (iii) the charterer has the right to control the use of the vessel during the term of the contract and derives the economic benefits from such use.
Voyage charters
In a voyage charter contract, the charterer hires the vessel to transport a specific agreed-upon cargo for a single voyage which may contain multiple load ports and discharge ports. The consideration in such a contract is determined on the basis of a freight rate per metric ton of cargo carried or occasionally on a lump sum basis. The charter party generally has a minimum amount of cargo. The charterer is responsible for any short loading of cargo or "dead" freight. The voyage contract generally has standard payment terms of 95% freight paid within three days after completion of loading. The voyage charter party generally has a "demurrage" or "despatch" clause. As per this clause, the charterer reimburses the Company for any potential delays exceeding the allowed laytime as per the charter party clause at the ports visited which is recorded as demurrage revenue. Conversely, the charterer is given credit if the loading/discharging activities happen within the allowed laytime which is despatch resulting in a reduction in revenue. In a voyage charter contract, the performance obligations begin to be satisfied once the vessel begins loading the cargo. The Company determined that its voyage charter contracts consist of a single performance obligation of transporting the cargo within a specified time period. Therefore, the performance obligation is met evenly as the voyage progresses. and the revenue is recognized on a straight line basis over the voyage days from the commencement of the loading of cargo to completion of discharge.
The voyage contracts are considered service contracts which fall under the provisions of ASC 606 because (i) the Company as the ship owner retains the control over the operations of the vessel such as directing the routes taken or the vessel speed. The voyage contracts generally have variable consideration in the form of demurrage or despatch. The amount of revenue earned as demurrage or despatch paid by the Company for the years ended December 31, 2019 and 2018 was $3.4 million and $5.2 million, respectively.
        The following table shows the revenues earned from time charters and voyage charters for the years ended December 31, 2019 and 2018:

	Year Ended	Year Ended
	December 31, 2019	December 31, 2018

Time charters	$59,576,221	$73,078,388
Voyage charters	53,120,585	73,119,122
	$112,696,806	$146,197,510

Contract costs
In a voyage charter contract, the Company bears all voyage related costs such as fuel costs, port charges and canal tolls. These costs are considered contract fulfillment costs because the costs are direct costs related to the performance of the contract and are expected to be recovered. The costs incurred during the period prior to commencement of loading the cargo, primarily bunkers, are deferred as they represent setup costs and recorded as a current asset and are amortized on a straight-line basis as the related performance obligations are satisfied. As of December 31, 2019 and 2018, the Company recognized $0.2 million and $0.4 million, respectively, of deferred costs which represents bunker expenses and charter hire expenses incurred prior to commencement of loading. These costs are recorded in Other current assets on the Consolidated Balance Sheets.
Accounting Standards issued but not yet adopted

The FASB has issued accounting standards that had not yet become effective as of December 31, 2019 and may impact the Company’s consolidated financial statements or related disclosures in future periods. Those standards and their potential impact are discussed below.

Accounting standards effective in 2020

In June 2016, the FASB issued ASU No. 2016-13, "Financial Instruments—Credit Losses" ("ASU 2016-13"). ASU 2016-13 amends the current financial instrument impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments, including trade receivables. ASU 2016-13 is effective on January 1, 2020, with early adoption permitted. The adoption of ASU 2016-13 is currently not expected to have a material impact on the Company's consolidated financial statements.

Note 3. Vessels and vessel improvements

As of December 31, 2019, the Company’s operating fleet consisted of 24 dry bulk vessels.

During the third quarter of 2019, the Company entered into an agreement to purchase one Ultramax vessel. The purchase price for the vessel was $20.2 million. The Company took delivery of the vessel, Shanghai Eagle, in November 2019. Additionally, the Company paid $0.2 million as transaction fees representing 1% of the purchase price of the vessel to Eagle Bulk Management LLC, a wholly-owned subsidiary of the Parent Company in connection with the acquisition of the vessel.

For the year ended December 31, 2019, the Company sold four vessels (Merlin, Condor, Thrasher, and Kestrel) for total net proceeds of $29.6 million after brokerage commissions and associated selling expenses. The net proceeds from the vessel sales were deposited into a restricted cash account pursuant to the terms under the Norwegian Bond Debt. The Company recorded a net gain of $5.7 million in the Consolidated Statement of Operations for the year ended December 31, 2019. The Company recorded $0.3 million in transaction fees payable to Eagle Bulk Management LLC, a wholly-owned subsidiary of the Parent Company in relation to the above vessel sales transaction which represented 1% of the sales price. The above fees were recorded as a reduction of the gain on sale of vessels in the Consolidated Statement of Operations for the year ended December 31, 2019.

During 2018, the Company entered into a series of agreements to purchase 15 exhaust gas cleaning systems or scrubbers which are to be retrofitted on 15 of the Company's vessels. The projected cost, including the installation, is approximately $2.2 million per scrubber. The Company completed installation of 10 scrubbers as of December 31, 2019 and recorded $21.2 million in Vessel and vessel improvements in the Consolidated Balance Sheet. Additionally, the Company recorded $6.8 million as advances paid for scrubbers as a noncurrent asset in the Consolidated Balance Sheet as of December 31, 2019.

        During 2018, the Company entered into a contract for the installation of ballast water treatment systems ("BWTS") on 23 of our owned vessels. The projected costs, including installation, is approximately $0.5 million per BWTS. The Company intends to complete the installation during scheduled drydockings. As of December 31, 2019, the Company completed installation of BWTS on six vessels and recorded $2.6 million in Vessels and vessel improvements in the Consolidated Balance Sheet. Additionally, the Company recorded $1.3 million as advances paid for BWTS as a noncurrent asset in the Consolidated Balance Sheet as of December 31, 2019.

The Vessel and vessel improvements activity for the years ended December 31, 2019 and 2018 is below:

	December 31, 2019	December 31, 2018

Vessel and vessel improvements at the beginning of the year	$330,215,290	$366,054,562
Sale of Vessels	(14,757,027)	(10,354,854)
Purchase of Vessels and vessel improvements	20,358,544	132,277
Scrubbers and BWTS	23,765,872	—
Depreciation Expense	(16,394,992)	(17,158,251)
Reclassification to vessels held for sale	—	(8,458,444)
Vessel and vessel improvements at the end of the year	$343,187,687	$330,215,290

Note 4. Deferred Drydock costs

Drydocking activity is summarized as follows:

	December 31, 2019	December 31, 2018
Beginning Balance	$6,386,377	$6,765,953
Drydocking expenditures	7,985,230	3,639,118
Drydock write off for the sale of vessels	(366,709)	(235,639)
Drydock amortization	(4,029,432)	(3,783,055)
Ending Balance	$9,975,466	$6,386,377

Note 5. Other Accrued liabilities

Other accrued liabilities consist of:

	December 31, 2019	December 31, 2018
Vessel and voyage expenses	$3,888,982	$3,396,648
Accrual for scrubbers and BWTS	5,223,447	—
Accrued deferred financing costs	—	19,942
Other expenses	276,754	270,485
Balance	$9,389,183	$3,687,075

Note 6. Debt

Long-term debt consists of the following:

	December 31, 2019	December 31, 2018
Norwegian Bond Debt	$188,000,000	$196,000,000
Debt discount and debt issuance costs - Norwegian Bond Debt	(4,132,690)	(5,530,845)
Norwegian Bond Debt, net of debt discount and debt issuance costs	183,867,310	190,469,155
Less: Current Portion - Norwegian Bond Debt	(8,000,000)	(8,000,000)
Total long-term debt	$175,867,310	$182,469,155

Norwegian Bond Debt

On November 28, 2017, Shipco issued $200,000,000 in aggregate principal amount of 8.25% Senior Secured Bonds (the "Bonds" or the "Norwegian Bond Debt"), pursuant to those certain bond terms (the "Bond Terms"), dated as of November 22, 2017, by and between the Issuer and Nordic Trustee AS, as the Bond Trustee. After giving effect to an original issue discount of approximately 1% and deducting offering expenses of $3.1 million, the net proceeds from the issuance of the Bonds were approximately $195.0 million. These net proceeds from the Bonds were used to repay amounts outstanding including accrued interest under various debt facilities of a wholly-owned subsidiary of the Parent Company and to pay expenses associated with the refinancing transactions. Shipco incurred $1.3 million in other financing costs in connection with the transaction. Interest on the Bonds accrues at a rate of 8.25% per annum and the Bonds will mature on November 28, 2022. The Norwegian Bond Debt is guaranteed by the Issuer's subsidiaries and secured by mortgages over 24 vessels (the "Shipco Vessels"), pledges of the equity of the Issuer and its subsidiaries and certain assignments.

The Issuer may redeem some or all of the outstanding Bonds on the terms and conditions and prices set forth in the bond terms. Upon a change of control of the Company, each holder of the Bonds has the right to require that the Issuer purchase all or some of the Bonds held by such holder at a price equal to 101% of the nominal amount, plus accrued interest.

The Bond Terms contain certain financial covenants that the Issuer’s leverage ratio defined as the ratio of outstanding bond amount and any drawn amounts under the Super Senior Facility less consolidated cash balance to the aggregate book value of the Shipco Vessels must not exceed 75% and free liquidity must at all times be at least $12.5 million. The Company is in compliance with its financial covenants as of December 31, 2019.

During the year ended December 31, 2019, the Company sold four vessels, Kestrel, Thrasher, Condor and Merlin, for combined net proceeds of $29.6 million. Additionally, the Company sold one vessel, Thrush, in 2018 for net proceeds of $10.8 million. Pursuant to the bond terms governing the Norwegian Bond Debt, the proceeds from the sale of vessels are to be held in a restricted account to be used for the financing of the acquisition of additional vessels by Shipco and for the partial financing of the scrubbers. As a result, the Company recorded the proceeds from the sale of these vessels as restricted cash - current in the Consolidated Balance Sheet as of December 31, 2019. During the fourth quarter of 2019, Shipco acquired one modern Ultramax vessel for $20.1 million which was paid from the restricted cash - current. As of December 31, 2019, the Company used $15.4 million of proceeds received from the sale of Shipco Vessels for the financing of the purchase of scrubbers.

Super Senior Facility

On December 8, 2017, Shipco entered into the Super Senior Facility, which provides for a revolving credit facility in an aggregate amount of up to $15.0 million. The proceeds of the Super Senior Facility, which as of December 31, 2019, were undrawn, are expected, pursuant to the terms of the Super Senior Facility, to be used (i) to acquire additional vessels or vessel owners and (ii) for general corporate and working capital purposes of Shipco and its subsidiaries. The Super Senior Facility matures on August 28, 2022.

The outstanding borrowings under the Super Senior Facility will bear interest at LIBOR plus 2.00% per annum and commitment fees of 40% of the applicable margin on the undrawn portion of the facility. For each loan that is requested under the Super Senior Facility, Shipco must repay such loan along with accrued interest on the last day of each interest period relating to the loan.

Shipco’s obligations under the Super Senior Facility are guaranteed by subsidiaries of Shipco and secured by mortgages on vessels owned by such subsidiaries.

The Super Senior Facility contains certain covenants that limit Shipco’s and its subsidiaries’ ability to do the following: make distributions; carry out any merger, other business combination, or corporate reorganization; make substantial changes to the general nature of their respective businesses; incur certain indebtedness; incur liens; make loans or guarantees; make certain investments; transact other than on arm’s-length terms; enter into sale and leaseback transactions; engage in certain chartering-in of vessels; or dispose of shares of Eagle Shipco Vessel Owners. Additionally, Shipco’s leverage ratio must not exceed 75% and its and its subsidiaries’ free liquidity must at all times be at least $12.5 million. Also, the total commitments under the Super Senior Facility will be cancelled if (i) at any time the aggregate market value of the security vessels for the Super Senior Facility is less than 300% of the total commitments under the Super Senior Facility or (ii) if Shipco or any of its subsidiaries redeems or otherwise repays the Bonds so that less than $100.0 million is outstanding under the Bond Terms. Shipco is in compliance with its financial covenants as of December 31, 2019.

The Super Senior Facility also contains certain events of default customary for transactions of this type.

As of December 31, 2019, the availability under the Super Senior Revolver Facility was $15.0 million.

On March 18, 2020, the Company borrowed $2.5 million from the Super Senior Facility revolving credit facility. The proceeds are to be used for general corporate and working capital purposes of Shipco and its subsidiaries.

Interest rates

        For the years ended December 31, 2019 and 2018, the interest rate on the Norwegian Bond Debt was 8.25%. The weighted average effective interest rate including the amortization of debt discount and debt issuance costs for the years ended December 31, 2019 and 2018 was 9.04% and 8.91%, respectively.

Interest expense consisted of:

	Year ended
	December 31, 2019	December 31, 2018
Norwegian Bond Debt interest	$15,930,750	$16,424,449
Amortization of deferred financing costs	1,538,467	1,279,894
Commitment fees - Super Senior Revolver Facility	121,333	121,334
Total Interest Expense	$17,590,550	$17,825,677

Note 7. Related Party transactions

        On December 8, 2017, Shipco entered into a commercial and technical management agreement with Eagle Bulk Management LLC, a wholly-owned subsidiary of the Parent Company, for performance of technical and commercial services to 28 vessels owned by Shipco at a fee of $150,000 per vessel per annum for commercial management services and $135,000 per vessel per annum for technical management services. In addition, Shipco is required to pay 1% of the purchase or sale price of every new vessel purchased or sold which amounted to $0.3 million for vessel sales during the year ended December 31, 2019, which was recorded in the Gain/loss on sale of vessel in the consolidated statement of operations for the year ended December 31, 2019. Additionally, the Company recorded $0.2 million relating to vessel purchase which was recorded as Vessel and vessel improvements in its consolidated balance sheet as of December 31, 2019. Shipco also entered into an overhead sharing agreement which provides for an additional fee allocation of cash general and administrative expenses of Eagle Bulk Management LLC, less the technical and commercial management fees already paid, based on relative vessel ownership days of Shipco to the total consolidated vessel ownership days of the Parent Company and all of its subsidiaries. The term of the agreements shall continue thereafter until terminated in writing by one of the parties. The agreement may be terminated with or without cause by any party upon 30 days' prior written notice to other parties.

        For the year ended December 31, 2019, the Company incurred $6.9 million for technical and commercial management fees to Eagle Bulk Management LLC. Additionally, the Company incurred $7.2 million as an additional fee allocation per the overhead sharing agreement. As of December 31, 2019, the Company had $0.7 million of accounts payable to an affiliate of the Parent Company.

        For the year ended December 31, 2018, the Company incurred $7.9 million for technical and commercial management fees to Eagle Bulk Management LLC for the Shipco vessels. Additionally, the Company incurred $7.3 million as an additional fee allocation per the overhead sharing agreement. As of December 31, 2018, the Company had $2.6 million of receivables due from affiliates of the Parent Company which is included in accounts receivable - related party in the consolidated balance sheet. It includes $1.4 million of accounts receivable from an affiliate of the Parent Company for a funds transfer which was repaid subsequent to year-end.

Note 8. Derivative instruments and Fair value Measurements

Forward freight agreements, bunker swaps and freight derivatives

The Company trades in forward freight agreements (“FFAs”) and bunker swaps, with the objective of utilizing this market as economic hedging instruments that reduce the risk of specific vessels to changes in the freight market. The Company’s FFAs and bunker swaps have not qualified for hedge accounting treatment. As such, unrealized and realized gains are recognized as a component of other expense in the consolidated statement of operations and other current assets and Fair value of derivatives in the consolidated balance sheets. Derivatives are considered to be Level 2 instruments in the fair value hierarchy.

        The effect of non-designated derivative instruments on the consolidated statements of operations:

		For the year ended
Derivatives not designated as hedging instruments	Location of (gain)/loss recognized	December 31, 2019	December 31, 2018
FFAs	Other (income)/expense	$(4,726)	$(42,634)
Total		$(4,726)	$(42,634)

Cash Collateral Disclosures

        The Company does not offset fair value amounts recognized for derivatives by the right to reclaim cash collateral or the obligation to return cash collateral. The amount of collateral to be posted is defined in the terms of respective master agreement executed with counterparties or exchanges and is required when agreed upon threshold limits are exceeded. As of December 31, 2019 and December 31, 2018, the Company posted no cash collateral related to derivative instruments under its collateral security arrangements. As of December 31, 2019, the Company had no open positions in FFAs.

Fair Value Measurements

        The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

        Cash, cash equivalents and restricted cash-the carrying amounts reported in the consolidated balance sheets for interest-bearing deposits approximate their fair value due to their short-term nature thereof.

        Debt-the carrying amounts of borrowings under the Norwegian Bond Debt (prior to application of the discount and debt issuance costs) including the revolving credit agreement approximate their fair value, due to the variable interest rate nature thereof.

        The Company defines fair value, establishes a framework for measuring fair value and provides disclosures about fair value measurements. The fair value hierarchy for disclosure of fair value measurements is as follows:

        Level 1 - Quoted prices in active markets for identical assets or liabilities. Our Level 1 non-derivatives include cash and money-market accounts.

        Level 2 - Quoted prices for similar assets and liabilities in active markets or inputs that are observable. Our Level 2 non-derivatives include debt balances under the Norwegian Bond Debt.

        Level 3 - Inputs that are unobservable (for example cash flow modeling inputs based on assumptions).

Assets and liabilities measured at fair value:

		Fair Value
	Carrying Value (3)	Level 1	Level 2
December 31, 2019
Assets
Cash and cash equivalents (1)	$11,915,969	$11,915,969	$—
Liabilities
Norwegian Bond Debt (2)	$188,000,000	$—	$192,626,680

		Fair Value
	Carrying Value (3)	Level 1	Level 2
December 31, 2018
Assets
Cash and cash equivalents (1)	$30,152,708	$30,152,708	$—
Liabilities
Norwegian Bond Debt (2)	$196,000,000	$—	$195,040,000

(1) Includes restricted cash (current and non-current) of $5.5 million at December 31, 2019 and $10.9 million at December 31, 2018.
        (2) The fair value of the bonds is based on the last trade on December 31, 2019 and December 21, 2018.
(3) The outstanding debt balances represent the face value of the debt excluding debt discount and debt issuance costs.

Note 9. Commitments and Contingencies

Legal Proceedings

The Company is involved in legal proceedings and may become involved in other legal matters arising in the ordinary course of its business. The Company evaluates these legal matters on a case-by-case basis to make a determination as to the impact, if any, on its business, liquidity, results of operations, financial condition or cash flows.

We have not been involved in any legal proceedings which we believe may have, or have had, a significant effect on our business, financial position, results of operations or liquidity, nor are we aware of any proceedings that are pending or threatened which we believe may have a significant effect on our business, financial position, and results of operations or liquidity. From time to time, we may be subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. We expect that these claims would be covered by insurance, subject to customary deductibles. Those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources.

Note 10. Issuer only condensed financial statements

EAGLE BULK SHIPCO LLC (ISSUER ONLY)

CONDENSED BALANCE SHEETS

	December 31, 2019	December 31, 2018
ASSETS:
Current assets:
Cash and cash equivalents	$6,359,929	$19,263,334
Restricted cash - current	5,471,470	—
Accounts Receivable - Related party	—	2,620,894
Prepaid expenses	60,469	42,509
Total current assets	11,891,868	21,926,737
Noncurrent assets:
Investment in subsidiaries	363,360,635	360,940,259
Restricted cash - noncurrent	—	10,878,968
Deferred financing costs - Super Senior Revolver Facility	166,111	285,342
Total noncurrent assets	363,526,746	372,104,569
Total assets	$375,418,614	$394,031,306
LIABILITIES & STOCKHOLDER'S EQUITY:
Current liabilities:
Accrued interest	$1,415,333	$1,489,917
Other accrued liabilities	111,706	124,411
Current portion of long-term debt - Norwegian Bond Debt	8,000,000	8,000,000
Total current liabilities	9,527,039	9,614,328
Noncurrent liabilities:
Norwegian Bond Debt, net of debt discount and debt issuance costs	175,867,310	182,469,155
Total noncurrent liabilities	175,867,310	182,469,155
Total liabilities	185,394,349	192,083,483
Commitment and contingencies
Stockholder's equity:
Common shares, zero par value, 100 shares authorized and issued	—	—
Paid-in Capital	360,092,997	365,592,997
Accumulated Deficit	(170,068,732)	(163,645,174)
Total Stockholder's equity	190,024,265	201,947,823
Total liabilities and Stockholder's equity	$375,418,614	$394,031,306

EAGLE BULK SHIPCO LLC (ISSUER ONLY)

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS)/INCOME

	For the Years Ended
	December 31, 2019	December 31, 2018

Interest expense	$17,590,550	$17,825,677
Interest income	(786,516)	(160,547)
Other income, net	(4,726)	(42,634)
Total other expenses, net	16,799,308	17,622,496
Equity in net income of subsidiaries	10,375,750	28,627,383
Net (loss)/income and comprehensive (loss)/income	$(6,423,558)	$11,004,887

EAGLE BULK SHIPCO LLC (ISSUER ONLY)

CONDENSED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31, 2019	December 31, 2018
Net cash used in operating activities	$(12,745,196)	$(18,905,670)

Cash flows from investing activities:
Dividends received from subsidiaries	7,955,374	47,436,495
Net cash provided by investing activities	7,955,374	47,436,495

Cash flows from financing activities:
Repayment of Norwegian Bond Debt	(8,000,000)	(4,000,000)
Capital Distribution to the Parent Company	(5,500,000)	—
Other financing costs	(21,081)	(1,780,468)
Net cash used in financing activities	(13,521,081)	(5,780,468)
Net (decrease)/increase in cash and cash equivalents and restricted cash	(18,310,903)	22,750,357
Cash and cash equivalents and restricted cash at beginning of year	30,142,302	7,391,945
Cash and cash equivalents and restricted cash at end of year	$11,831,399	$30,142,302

Supplemental cash flow information:
Cash paid during the period for interest	$16,126,667	$16,500,000
Accrued debt issuance costs	$—	$19,942

Notes to the Unconsolidated Condensed Financial Statements

Basis of Presentation

In the Issuer-only condensed financial statements, the Eagle Bulk Shipco LLC investment in subsidiaries is accounted for under the equity method of accounting. The paid-in capital represents capital contributions by the Parent Company.

Note 11. Subsequent Events

On March 11, 2020, the World Health Organization declared the recent novel coronavirus (“COVID-19”) outbreak a pandemic. In response to the pandemic, many countries, ports and organizations, including those where the Company conducts a large part of its operations, have implemented measures to combat the pandemic, such as quarantines and travel restrictions. Such measures have caused and will likely continue to cause severe trade disruptions. The extent to which COVID-19 will impact the Company's results of operations and financial condition, including possible impairments, will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the virus and the actions to contain or treat its impact, among others. Accordingly, an estimate of the impact cannot be made at this time.

On March 18, 2020, the Company borrowed $2.5 million from the Super Senior Facility revolving credit facility. The proceeds are to be used for general corporate and working capital purposes of Shipco and its subsidiaries.

Subsequent events have been evaluated by the Company through April 28, 2020, the date these consolidated financial statements were available to be issued.

Stamford, CT USA
28 April 2020

The Management of Eagle Bulk Shipco LLC

Name	Title

/s/ Gary Vogel	President and Chief Executive Officer (Principal Executive Officer)
Gary Vogel

/s/ Frank De Costanzo	Vice President, Secretary and Chief Financial Officer (Principal Financial and Accounting Officer)
Frank De Costanzo